UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )
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Tecumseh Products Company
(Name of Registrant as Specified In Its Charter)
Herrick Foundation
Kent B. Herrick, Steven J. Lebowski, Terence C. Seikel, Zachary E. Savas, Todd W.
Herrick, and Michael Indenbaum
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     On or after July 23, 2009, we will provide shareholders them with the following shareholder presentation:

Herrick Foundation Shareholder Presentation Tecumseh Products Company Beringea LLC Investment Banking and Private Equity

Table of Contents Situation Overview I Performance II Compensation III Governance IV Transparency V Strategy VI Herrick Foundation Positions 2

Situation Overview Herrick Foundation is engaged in this proxy solicitation because it seeks enhanced Board oversight of the current management and a critical review of strategic direction Dissident Nominees should be elected if Herrick Foundation can show one or more of the following: Poor performance compared to peer group Excessive compensation in light of performance Steps to entrench board members Inadequate management oversight Herrick Foundation will present a series of facts and arguments in support of its contention that shareholders should elect its slate of directors 3

While There is Agreement on the Core Issues Facing TPC, Executable Steps Differ 4 Management Cashflow Operations Management Cashflow Operations Herrick Foundation Position TPC Management Strategic Comparison Lacking relevant industry and geographic experience Partner to stabilize declines; fill product/technology holes Urgency to generate cashflow from operations U.S.-based automotive backgrounds Move factories; decrease vertical integration Cash spent with future returns of 3-5% EBIT Differing area of focus Hire/partner for stability/growth Cut/restructure for growth Simplified position Sense of Urgency 3 - 5yr Expectations

Performance Comparable stock price movement Financial loss Cashflow Restructuring Annotated stock chart I

% Change 4/1/08 to 7/1/09: TECUA: -71% TECUB: -63% Comparable Stock Price Movement (13 companies used to set Tecumseh CEO Ed Buker's compensation) 6 I. Performance Baseline share price for each company set at 4/1/08 Share price data per CapitalIQ, as of July 1, 2009. Prices reflect bi-monthly values.

Financial Loss ($ in millions) 2007 2008 Net loss from continuing operations ($ 6.0) ($ 79.9) Operating income (loss) - EBIT $1.9 ($71.1) Financial results from continuing operations are deteriorating 2008 net loss of $50.5M Net loss from continuing operations in 2008 are over 12x worse than those of 2007 The Company generated over $71M in operating losses for 2008, erasing marginal profitability levels in FY2007 "...new leadership team has extensive experience executing...turnarounds" - Herrick Foundation does not believe these numbers evidence a "turnaround." 7 I. Performance

Cashflow Core Operating Cashflow Global operations are difficult to track from a cashflow perspective Non-recurring Events Positive cashflow is generated from extraordinary events, not execution of business strategy Proceeds from asset sales do not equate to operational success Discretionary Costs of Governance Mis-steps Legal expenses Multiple fairness opinions Non-Recurring Events ($ in millions) Non-Recurring Events ($ in millions) Pension reversions $ 80 Tax refunds, Brazil 45 Total non-recurring events $ 125 8 I. Performance Proceeds from the Sale of Assets ($ in millions) Proceeds from the Sale of Assets ($ in millions) MP Pumps $ 14.2 Corporate airplane 3.4 Dundee facility 1.6 Shannon facility 1.2 Excess equipment 2.0 Airport facility 0.8 Total proceeds $ 23.2

Restructuring Tecumseh's compensation plan does not penalize management for restructuring charges Management-Driven Restructuring Charges are Added to EBITDA to Test Bonus Hurdle (EBITDAR) Restructuring Addbacks Restructuring charges do not decrease profitability for bonus calculation purposes Management is not incented to control costs that can be included in restructuring for compensation purposes 9 ($ in millions) 2007 2008 EBIT $ 1.9 ($ 71.1) Depreciation and Amort. 55.5 42.5 EBITDA 57.4 (28.6) Restructuring charges 7.2 43.5 EBITDAR $ 64.6 $ 14.9 I. Performance

Annotated Stock Chart 10 Aug 1: Ed Buker announced as CEO of TPC Mar 10: HF submits letter to TPC requesting the Board explore options June 30: TPC sells MP Pumps operation to Lionheart Ventures Nov 26: TPC issues statement regarding retention pay Feb 25: TPC Board recommends recapitalizatio n Apr 23: HF proxy filed I. Performance Share price data per CapitalIQ, as of July 16 2009. Prices reflect daily values August 1, 2007 - July 1, 2009 May 8: Board nominee replaced

Compensation Comparables chart Bonus metrics - EBITDAR Retention bonus II

II. Compensation

Comparables Chart

Company	2006 Revenues	% of Tecumseh	2007 Revenues	% of Tecumseh	4/20/2009 Market Cap	% of Tecumseh
Tecumseh Products Co.	$1,017,700,000	NA	$1,133,400,000	NA	$ 129,700,000	NA
Encore Wire Corp	$1,249,330,000	123%	$1,184,786,000	105%	$ 521,800,000	402%
Federal Signal Corp	$1,211,600,000	119%	$1,268,100,000	112%	$ 287,500,000	222%
FreightCar America Inc	$1,444,800,000	142%	$817,025,000	72%	$ 226,500,000	175%
Gardner Denver Inc	$1,669,176,000	164%	$1,868,844,000	165%	$ 1,316,900,000	1015%
Goodman Global Inc	$1,794,800,000	176%	$1,935,700,000	171%	NA	NA
Mettler-Toledo International Inc	$1,594,912,000	157%	$1,793,750,000	158%	$ 1,898,400,000	1464%
Monaco Coach Corp	$1,297,990,000	128%	$1,272,130,000	112%	$ 4,000,000	3%
Park-Ohio Holdings Corp	$1,056,250,000	104%	$1,071,440,000	95%	$ 41,800,000	32%
Regal-Beloit Corp	$1,619,545,000	159%	$1,802,500,000	159%	$ 1,110,800,000	856%
Sauer-Danfoss Inc	$1,739,090,000	171%	$1,972,550,000	174%	$ 214,000,000	165%
Tredegar Corp	$1,117,969,000	110%	$924,370,000	82%	$ 570,700,000	440%
Wabash National Corp	$1,312,180,000	129%	$1,102,540,000	97%	$ 37,700,000	29%
Watsco Inc	$1,800,759,000	177%	$1,758,022,000	155%	$ 1,097,400,000	846%

- Ed Buker's Compensation was Established based on 13 "Comparable" Companies
  - Tecumseh was smaller than any of the "comparable" companies
  - 6 of the 13 "comparable" companies had 50% more revenue than Tecumseh
  - Today, 9 of 13 "comparable" companies have a market capitalization at least 50% greater than Tecumseh

12

Bonus Metrics - EBITDAR A Significant Component of Executive Compensation is Based on Earnings before Interest, Taxes, Depreciation, Amortization and Restructuring Charges (EBITDAR) Wrong Metric for Compensation It incentivizes excessive restructuring charges (closing Tecumseh plant; French facilities) No incentive to be vigilant regarding these fees and expenses Resulted in Excess Compensation Mr. Buker's cash bonus for 2008 was $759,750, or 101.3% of his base salary (His total 2008 compensation was up significantly, not including much of the over $9 million in grant date fair value of stock and options awarded in 2008.) Tecumseh's share performance was below industry average Tecumseh incurred a significant increase in net loss from continuing operations EBITDAR Does not Equal Cashflow or Earnings II. Compensation 13

Retention Bonus TPC Compensation Committee (Board Ratified Later) Agreed to Enhanced Retention Payments for Mr. Buker the Night before the Special Meeting of Shareholders Mr. Buker already had a lucrative employment agreement Board action was not disclosed to shareholders before the Special Meeting based on timing of decision No prior vote of the entire Board was held to authorize this final arrangement Economics A new retention bonus of $1.5 million in cash payments was authorized. $1.5 million in phantom shares were authorized Performance Mr. Buker simply has to remain employed to receive the retention and phantom share payments If Mr. Buker quits for "good reason", or is terminated without cause, he still receives the phantom share payments II. Compensation 14

Governance Marginalizing directors Legal action to redress abuses Say-on-pay Department of Justice investigation III

Marginalizing Directors Kent Herrick is the only source of significant compressor industry knowledge on the Board Restricted from visiting facilities Unable to speak with operating employees Not provided any detailed operating data No time to review information prior to board votes Committee decisions instead of Board actions Board carries on business through committees, sub-committees or separate individual directors' conferences that exclude only Kent Herrick and sometimes Steve Lebowski, or both Steve Lebowski was not Provided Dept. of Justice Information or Responses Despite his Audit Committee Participation Leniency agreement with Dept. of Justice never provided III. Governance 16

Legal Action to Redress Abuses Tecumseh Increased Number of Board Members Changed position to allow additional nominee Accepted notice of one more Herrick Foundation nominee in settlement of claim Tecumseh Amended a Bylaw to Increase Threshold to Call Special Meeting of Shareholders from 50% to 75% Reversed bylaw amendment Risley and Banks will not stand for reelection Court ordered special meeting Tecumseh Initiated a Recapitalization by a Stock Split without Shareholder Approval resulting in a 1:1 A for B Ratio Implement an exchange offer only after shareholder approval Accept the Herrick Foundation exchange ratio of 1.1 A shares for each B share New fairness opinion with same facts now supports new ratio Herrick Foundation has Prevailed by Court Decision or "In Fact" with each Legal Challenge We Believe Tecumseh Management has now Adopted Herrick Foundation Positions Because of this Activism - Not to be Conciliatory III. Governance 17

Say-on-Pay Herrick Foundation Submitted a Say-on-Pay Proposal for Greater Compensation Accountability Several abuses such as EBITDAR bonus metrics and Special Shareholder Meeting eve retention plan We Believe Tecumseh Adopted a Say-on-Pay Policy Following Herrick Foundation's Submission Tecumseh says it is committed to providing tools for shareholders to hold the Board accountable in setting executive pay Tecumseh's Board adopted enhanced retention bonuses for management the night before the Special Meeting of Shareholders; therefore, shareholders were not able to consider the propriety of such change III. Governance 18

Dept. of Justice Investigation We believe Tecumseh has Mischaracterized Herrick Actions Tecumseh Indicated that it would Endeavor to Provide Documents to the Herricks that it Provided the Dept. of Justice Such Documents were Never Supplied The Herricks' Counsel has been Communicating Directly with Dept. of Justice Lawyers This is a Global Investigation and All Parties Seeking, or Having Been Granted Leniency, Must Cooperate in order to Protect any Leniency Agreement III. Governance 19

Transparency Relationships between Board nominees Board actions IV

Relationships between Board Nominees Korn Ferry International hired to identify nominees without ties to any constituency William E. Redmond Jr. has now apparently decided he does not have enough time to serve on Tecumseh's board Former chairman of the board of Citation Corp. while Ed Buker was president and CEO That decision should have been part of Korn Ferry's vetting process We believe that the Redmond selection is only a symptom of the underlying problem, which is a lack of forthrightness Greg C. Smith Board member at Solutia, Inc. with Jeff Quinn who is also a board member of Tecumseh IV. Transparency 21

Board Actions Board Now Accepts Many Herrick Positions Only dragged to this point by the activism, and at the expense, of one shareholder, Herrick Foundation Settlement Discussions Board has expressed an interest in settling various Herrick Foundation issues Counted votes and lost interest in settlement when it believed it would prevail in Special Meeting of Shareholders Proposals of decreasing attractiveness for settling current proxy contest Tecumseh is Engaged in Restructuring Activities and Management Contends that it has "the ability...to successfully execute on it" Tecumseh has extended the Charles River Associates engagement, incurring additional cost without authorization by the full Board Too much industry experience has been eliminated Decreased Inventory Cited as Effective Working Capital Management Between June 2008 and March 2009, inventory decreased by $44M Inventory as a percent of quarterly sales increased from 57% in June 2008 to 75% in March 2009; hardly an improvement Revised Recapitalization Fairness Opinion Despite identical facts, Herrick Foundation's proposed exchange ratio is, not surprisingly, now "fair" Midnight Retention Plan Board enhanced executive retention plan the night before the Special Meeting of Shareholders, apparently so it would not be disclosed to shareholders before the special meeting Termination of Todd Herrick Todd Herrick had already agreed to search for a new CEO as part of a new credit facility when he was fired by the Board Board Disclosures to Tricap Tricap has been authorized to receive certain Board information 22 IV. Transparency

Strategy 1997 to 2003 industry shift No industry experience - Tecumseh De-verticalization - Tecumseh Spend to restructure - Tecumseh V

1997 to 2003 Industry Shift Industry shift in Air-Conditioning left Tecumseh's Compressor Business with Significant Overcapacity U.S. unitary air-conditioning increasingly moved from reciprocating to scroll technology With Asia Currency Crisis and overcapacity in Korea and China, competitors in these countries aggressively reduced prices of compressors, eventually convincing many U.S. OEMs to cease manufacturing of air conditioners in the U.S. and pursue a strategy of branding foreign produced goods With lower prices of rotary compressors, worldwide trend to replace remaining reciprocating applications with rotary technology Tecumseh Responded by Relocating Production Capacities to Low-Cost Countries (Brazil and India) In 1997, approximately 70-75% of Tecumseh's manufacturing was in the U.S. By 2003, Tecumseh had completed the relocation of most production to low-cost countries; production and sales were similar to current mix: 20% U.S., 80% foreign 24 V. Strategy

1997 to 2003 Industry Shift (cont.) Tecumseh's Recent Claim that Restructuring is Needed to Remove Decades of Waste, Reflects Management's Failure to Understand the Extensive Work Already Completed In 1997, worldwide production was at full capacity and demand exceeded supply By 2003, most U.S. production had been moved to low-cost countries Management's Failure to Understand the Past Leads Herrick Foundation to Question How Effectively Management Expects to "Restructure" the Business Only significant restructuring remaining would be to decrease vertical integration - but is that in the best interests of the business? Major restructuring was completed 6 years ago in a move to send 80% of manufacturing outside of the U.S. France has been steadily shedding factories and jobs since Tecumseh purchased this licensee from the French government (ongoing restructuring). A long-term, careful, and focused strategy has allowed this location to increase sales and maintain positive cashflow 25 V. Strategy

No Industry Experience - Tecumseh Board and New Management Team have limited Compressor and Heating Ventilation Air-Conditioning Refrigeration (HVACR) Experience Knowledge of the industry is important because products are highly engineered and sales to a diverse customer base, of many closely held companies, are influenced by personal relationships With the exception of Kent Herrick there has been little experience at the Board level in the past 2 years (and he has been limited in providing input) New Management Team Entirely Without Prior Industry Experience In the U.S., senior executives with key industry relationships have departed over the past 2 years TPC's Claim of a "New" Management Team is Exaggerated, Only Executive Suite has Changed, but Not Core Business Operations No significant new management hiring in foreign operations (80% manufacturing - 80% sales) 26 V. Strategy Individual Previous Experience Buker, CEO Citation Corp. Wainwright, Operations AO Smith Corp. Nicholson, CFO PriceWaterhouseCoopers Cristiano, Procurement Visteon Corp. Seshasi, Engineering Newell Rubbermaid Atzinger, HR Handleman Co. Canavan, Sales Walbridge Construction Co. Dennison, Gen. Counsel Honda of America Ltd.

De-Verticalization - Tecumseh Tecumseh has Considerable Vertical Integration, which Management Intends to Decrease as Part of its Restructuring Plan (motors, French operations, Brazil foundry) With Current Financial and Market Conditions, De-Verticalization is not in the Best Interest of Shareholders Lack of buyers for operations could result in poor transaction terms Divestitures result in increased inventories during transition and more working capital consumption Fewer productive assets typically result in under absorption of manufacturing overhead Outsourced supply results in counterparty risk with suppliers: restricted access to letters of credit and liquidity leaves suppliers at risk of bankruptcy; many suppliers also serve the automotive industry (bankruptcies there could complicate supply) Concentration of limited engineering resources on sourcing will decrease time available for new product introductions Benefits of Maintaining Vertical Integration far Exceed the Purported Benefits of Eliminating these Assets Better cash management and lower exposure to supplier bankruptcy risk with fewer suppliers Historically, component production has been an asset, generating the highest margins in a low margin industry Compressor pricing is so competitive that manufacturers can not generate margins on purchased components, especially highly engineered components such as motors Vertical integration helps drive technology development Increasing energy efficiency requirements and cost pressures have been driving vertical integration (particularly the motor) among Tecumseh's competitors over the past 5 years 27 V. Strategy

Spend to Restructure - Tecumseh Herrick Foundation Believes Tecumseh will Consume Substantial Cash that could have been Distributed to Shareholders in its Attempt to Restructure Operations We Expect Management will Continue to Dismantle French Operations Expensive severance costs (Buker discussions) Limited market interest in the productive assets yields little cash at divestiture France is the only integrated operation with attractive cashflow Development of a Mexican Facility Expense for land and facility planning Several prominent competitors (Danfoss, Bitzer) have chosen U.S. and Canada over Mexico for new condensing unit manufacturing capacity Management will Continue to Expand the Chinese Office No market knowledge Costs to develop a presence in a highly competitive market 28 V. Strategy

Herrick Foundation Positions Add industry experience - Herrick Foundation Accretive transactions/exploit operating assets - Herrick Foundation Manage for cashflow - Herrick Foundation Investment protection - Herrick Foundation VI

Add Industry Experience - Herrick Foundation Explore Augmenting Tecumseh's Executive Team and Board with Individuals with More Knowledge and Experience in the Compressor Industry than Tecumseh's Current Executives Explore Recruiting a new head of international sales with Compressor experience Head of engineering should have Compressor experience Strategic Plan Should be Critically Reviewed by Industry-Knowledgeable Experts that have a Global Perspective Tecumseh must Re-establish Ties to Industry Forums No longer represented in the senior positions of AHRI - a key industry trade association No longer represented on key engineering committees in AHRI, ASHRAE, NEC, ASME, etc. as well as no involvement in respected university forums for pre- competitive research. 30 VI. Herrick Positions

Accretive Transactions/Exploit Operating Assets - Herrick Foundation Explore Opportunities for Alliances or JVs that can Strengthen Tecumseh's Compressor or System-Related Product Offerings According to certain customers, Tecumseh's technologies and reputation needs to be repaired/enhanced Tecumseh has a valuable distribution channel to customers for repair and replacement parts Competitors have systems and components that Tecumseh could leverage through its distribution channels to drive sales Any Venture Must be Accretive to Short-Term Cashflow as this is the Critical Metric of Tecumseh's Viability Application of NOLs are highly attractive Many competitors/partners lack liquidity (drive better deal terms) Asset prices are depressed and credit market tightness may create opportunities to apply Tecumseh's liquidity towards a strategic venture; however, evaluation discipline must be maintained to ensure that the entity produces immediate positive cash flow Tecumseh has Extensive Fixed Assets, which Should be Leveraged for Market Competitive Advantage Motor manufacturing worldwide French operations Brazil foundry assets 31 VI. Herrick Positions

Manage for Cashflow - Herrick Foundation Operations are not Generating Positive Operating Free Cashflow Market is Assuming an Enterprise Value of $0 Shares have been trading at, or below, analysts' and Tecumseh's estimates of cash in some cases Manage Operations for Short-Term Positive Cashflow, NOT Long-Term Restructuring Benefits (which we believe are dubious) Increase sales - restructuring and movement of supply increase customer concerns of delivery and reliability Reduce working capital - restructuring and movement of supply increase working capital while the transition is occurring Cost containment - restructuring and movement of supply increase engineering and warranty costs while product is re-certified and re-qualified by customers Strategic Options for Tecumseh will be Judged Based on how each Generates Free Cashflow Herrick Foundation nominees want evidence of positive operating free cashflow by early 2010 In order to: Demonstrate Tecumseh can survive the current downturn and restore enterprise value to shareholders that includes balance sheet cash Consider restoring dividend (requires minimum $30m-$50m/yr) following operational improvements A proven ability to manage free cashflow will help determine Tecumseh's role in future industry consolidation 32 VI. Herrick Positions

Investment Protection - Herrick Foundation Herrick Foundation Seeks a Change in Tecumseh's Board of Directors in Order to: Increase management oversight Insist on close cashflow scrutiny Review bonus compensation metrics Revisit retention payment terms Consider accretive transactions (JVs) to acquire technologies and products Consistent with Previous Actions, Herrick Foundation Seeks to Protect the Value of Every Shareholder's Investment 33 VI. Herrick Positions